Exhibit 99.1

Sun New Media Inc.
PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

Sun New Media Further Revises
NASD OTCBB: SNMD	Transaction with Sun Business Network	November 21, 2005
Prime Zone, Diamond Bar, California, November 21, 2005: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced it has entered into agreements to acquire certain assets from and a minority equity interest in Sun Business Network, Ltd. (“SBN”). SBN is engaged in business media in Asia and is publicly traded on the Singapore Stock Exchange. The transactions contemplated by these new agreements supersede in their entirety the transactions with SBN previously announced by the Company.
Pursuant to the terms of the agreements with SBN, SNMI will acquire certain exclusive online publishing rights to key publishing assets, while issuing fewer shares than the previously announced transactions.
The transaction is composed of three parts. In the first part, SNMI will issue a total of 1,156,303 shares in two traunches in exchange for a group of property holdings in Beijing and 53 million shares in ASTV, a China-based advertising company.
In the second part, SBN and SNMI will enter into a share swap agreement, whereby SBN will issue 150 million [ordinary] shares to SNMI in exchange for 5,042,017 shares in SNMI. Concurrent with the SBN share swap, SNMI is also conducting a transaction with its parent company Sun Media Investment Holdings (“SMIH”) for the transfer of additional SBN shares to SNMI. SNMI expects both transactions to be completed at approximately the same time. The Company expects that once both transactions are completed, SNMI will own approximately 29% of the outstanding ordinary shares in SBN.
In the final part of the transaction, SNMI will receive exclusive perpetual online publishing rights to the following SBN titles: Wine & Dine; Smart Investor; China Business Post; Wide Angle Press; and Observer Star. The final part of the transaction includes certain financial performance guarantees from SBN to SNMI for acquiring these publishing rights. In exchange for these assets, SNMI will issue 13,800,000 shares, half of which will be issued at closing and the remaining half upon receipt of the accounts of the online publishing businesses audited in accordance with U.S. GAAP and conditioned upon SBN achieving certain pre-agreed financial milestones.
The Company expects that the online publishing assets will play a critical part in SNMI’s interactive marketing strategy. The content is expected to play a key role in increasing the “stickiness” of SNMI’s proprietary platform by providing users with exclusive access to some of China’s best business and lifestyle content.
The transaction is subject to the approval of SNMI and SBN shareholders, the entering of the agreement concerning the restricted shares of SNMI to be issued in the transaction, satisfactory review of SBN’s books and records, and customary terms and conditions, including regulatory and third party approvals.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive business-to-business marketing service’s company for consumer products companies and their channel and distribution partners. SNMI plans to build a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI’s strategy is to become a leading player in China’s business-to-business (b2b) multimedia services market.
For more information on Sun New Media Inc., visit the Company’s website at: http://www.sunnewmedia.net Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that the Company will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.